March 26, 1999


Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Old Point Financial Corporation. The meeting will be held on Tuesday, April 27, 1999 at 6:00 p.m. at The Williamsburg Marriott Hotel, 50 Kingsmill Road, Williamsburg, Virginia.

   You will be asked to vote on the election of directors and ratification of independent certified public accountants. During the meeting, we will report to you on the condition and performance of the Company and the Bank. You also will have an opportunity to question management on matters that
affect  the  interest  of   all  stockholders.

   We hope to see you on April 27, 1999. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. We appreciate your continued loyalty and support.

                   Cordially,

                   /s/Robert F. Shuford

                   Robert F. Shuford
                   Chairman of the Board and President
Enclosures

                OLD POINT FINANCIAL CORPORATION
                      1 West Mellen Street
                   Hampton, Virginia   23663

         NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD APRIL 27, 1999

TO OUR STOCKHOLDERS:

      The  1999  Annual  Meeting  of Stockholders  of  Old  Point
Financial  Corporation will be held at The Williamsburg  Marriott
Hotel,  50  Kingsmill Road, Williamsburg, Virginia,  on  Tuesday,
April 27, 1999, at 6:00 p.m. for the following purposes:

1. To elect 11 directors to serve for the ensuing year, or until their successors have been elected and qualified;

2.   To ratify the appointment of Eggleston Smith P.C., Certified
     Public Accountants, as independent accountants and auditors for 1999; and

3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 16, 1999, will be entitled to notice of and to vote at the Annual
Meeting and any adjournments thereof.

                By Order of the Board of Directors

                /s/ W. Rodney Rosser
                    ----------------

                W. Rodney Rosser
                Senior Vice President & Secretary to the Board

March 26, 1999

     Please complete, sign, date and mail the enclosed proxy card promptly. No postage is required if the return envelope is used and mailed in the United States. If you attend the meeting, you may, if you desire, revoke your proxy and vote in person.

                 OLD POINT FINANCIAL CORPORATION
                      1 West Mellen Street
                    Hampton, Virginia   23663


                        PROXY STATEMENT
              1999 ANNUAL MEETING OF STOCKHOLDERS

                    To Be Held April 27, 1999


                             GENERAL

     The enclosed proxy is solicited by the Board of Directors of Old Point Financial Corporation (the "Company") for the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held Tuesday, April 27, 1999, at the time and place and for the purposes set forth in the accompanying Notice of the Annual Meeting. Stockholders may revoke proxies at any time prior to their exercise by written notice to the Company, by submitting a proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person. The approximate mailing date of this Proxy Statement and accompanying Proxy is March 26, 1999.

Voting Rights and Solicitation

      Only those stockholders of record at the close of business on March 16, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote as of the record date was 2,576,244. The Company has no other class of stock outstanding. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business.

      Each share of Company common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting, except that in the election of directors cumulative voting entitles a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by such stockholder or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. The Board of Directors will instruct the proxies to use cumulative voting, if necessary, to elect all or as many of the nominees as possible.

      The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary may be made in person or by telephone, telegram, or special letter by officers and regular employees of the Company or its subsidiary, acting without compensation other than regular compensation.

                     Principal Shareholders

      Mr. Robert F. Shuford and Mrs. Gertrude S. Dixon, both of whom are directors of the Company and its wholly-owned subsidiary bank, The Old Point National Bank of Phoebus (the "Bank"), are the only individuals who beneficially own 5% or more of the
Company's  common  stock.   Their  beneficial  ownership  of  the
Company common stock as of March 16, 1999, is shown in the beneficial ownership table below under "Election of Directors." The address of Mr. Shuford is the same as the Company's principal
offices,  and  the  address of Mrs.  Dixon  is  P.O.   Box  3152,
Hampton, Virginia 23663.  In addition, the Bank holds as  trustee
of   various  trust  accounts  a  total  of  398,496  shares  (or
approximately  15.5%)  of  Company  common  stock.    The   Trust
Department of the Bank possesses sole voting and/or investment power with respect to 286,710 of these shares, but as to which, as a matter of state law, it must refrain from voting unless a co-fiduciary is appointed for the sole purpose of voting such shares.

      As of March 16, 1999, the persons nominated as directors of the Company, and the executive officers of the Company and the Bank, beneficially owned as a group 609,022 shares (approximately 23.2%) of Company common stock outstanding (including shares for which they hold presently exercisable stock options).

                           PROPOSAL 1
                      ELECTION OF DIRECTORS

      The eleven persons named below, all of whom currently serve as  directors  of  the  Company, will be nominated  to  serve  as
directors   until  the  2000  Annual  Meeting,  or  until   their
successors have been duly elected and have qualified.

                                                                            Amount and Nature of
                                          Principal                         Beneficial Ownership
                              Director    Occupation For                    As of March 17, 1998
Name and (Age)                Since (1)   Past Five Years                   (Percent of Class)(2)(3)
Dr. Richard F. Clark (66)     1981        Pathologist                             62,533
                                          Sentara Hampton General Hospital        (2.4%)

Gertrude S. Dixon (85)        1981        Real Estate Management                  190,779
                                          and Ownership                           (7.4%)

Russell Smith Evans Jr. (56)  1993        Assistant Treasurer and                 1,650
                                          Corporate Fleet Manager                   *
                                          Ferguson Enterprises

G. Royden Goodson, III (43)   1994        President                               4,862
                                          Warwick Plumbing & Heating Corp.          *


Dr. Arthur D. Greene (54)     1994        Surgeon - Partner                       3,914
                                          Tidewater Orthopaedic Associates          *

Stephen D. Harris (57)        1988         Attorney-at-Law - Partner              9,000
                                           Geddy, Harris & Geddy                     *


                                               2

                                                                            Amount and Nature of
                                          Principal                         Beneficial Ownership
                              Director    Occupation For                    As of March 17, 1998
Name and (Age)                Since (1)   Past Five Years                   (Percent of Class)(2)(3)

John Cabot Ishon (52)         1989         President                              12,780
                                           Hampton Stationery                        *

Eugene M. Jordan (75)         1964         Attorney-at-Law                        28,000
                                           Cumming, Hatchett & Jordan, P.C.       (1.1%)

John B. Morgan, II (52)       1994         President                              2,600
                                           Morgan-Marrow Insurance                  *

Dr. H. Robert Schappert (60)  1996         Veterinarian - Owner                   89,740
                                           Beechmont Veterinary Hospital          (3.5%)

Robert F. Shuford (61)        1965         Chairman of the Board, President & CEO 154,510(4)
                                           Old Point Financial Corporation         (5.9%)
                                           Chairman of the Board, President & CEO
                                           Old Point National Bank

*Represents less than 1.0% of the total outstanding shares.

(1) Refers to the year in which the individual first became a director of the Bank. Dr. Richard F. Clark, Gertrude S. Dixon, Eugene M. Jordan, and Robert F. Shuford became directors of the Company upon consummation of the Bank's reorganization on October 1, 1984. All present directors of the Company are directors of the Bank.

(2) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(3) Includes shares held (i) by their close relatives or held jointly with their spouses, (ii) as custodian or trustee for the benefit of their children or others, or (iii) as attorney-in-fact subject to a general power of attorney - Dr. Clark, 200 shares; Mr. Evans, 650 shares; Dr. Greene, 1,968 shares; Mr. Harris, 400 shares, Mr. Ishon, 3,480 shares; Mr. Jordan, 14,000 shares; Mr.
Morgan, 2,200 shares; Dr. Schappert, 81,370 shares; and Mr. Shuford, 75,590 shares.

(4) Includes shares that may be acquired within 60 days pursuant to the exercise of stock options granted under the 1989 Old Point
Stock Option Plan - Mr. Shuford 21,794.

      There are two family relationships among the directors and executive officers. Mr. Jordan is the father-in-law of Mr. Ishon. Mr. Shuford and Dr. Schappert are married to sisters. None of the directors serve as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

Board Committees and Attendance

      During 1998, there were fifteen meetings of the Company's Board of Directors. Each director attended at least 75% of all meetings of the Board and committees on which he or she served. The Company's Board has standing Executive, Audit and Compensation Committees.
      The Company's Executive Committee was comprised of Messrs. Shuford, Jordan, Harris, Dr. Clark and Mrs. Dixon. It serves in an advisory capacity, reviewing matters and making recommendations to the Board of Directors. It met four times in 1998.

      The Company's Compensation Committee is described below under "Report on Executive Compensation."

      The Bank's Audit Committee is comprised of Messrs. Jordan, Ishon, Greene, Morgan, Schappert and Harris. The Audit Committee reviews on a regular basis the work of the internal audit department. It also reviews and approves the scope and detail of the continuous audit program, which is conducted by the internal audit staff to protect against improper and unsound practices and to furnish adequate protection to all assets and records. Subject to the approval of the Board of Directors, it engages a firm of certified public accountants to conduct such audit work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary, from the audit firm. During 1998, the Bank Audit Committee held four meetings on commercial matters and the Trust Audit Committee met two times. The members of the Bank's Audit Committee also serve as the Audit Committee for the Company.

      The  Board  has  no  separate  nominating  committee.   The
Executive Committee reviews any recommendations obtained and gives their recommendations to the Board. The entire Board reviews, on an as needed basis, the qualifications of candidates for membership to the Board. Following appropriate review, the Board ascertains the willingness of selected individuals to serve and extends invitations to serve as a Board member.

Directors' Compensation

      Directors of the Bank receive $300 for each meeting of the Bank Board of Directors they attend. The Directors of the Bank receive $150 for each committee meeting they attend. In addition, non-officer directors of the Bank are paid a retainer fee of $3,000 annually. Company directors have been elected as directors of the Bank, but there is no assurance that this practice will continue.

      Directors who are employees of the Company and Bank are compensated for attendance at Bank Board meetings but do not receive any fees for attendance at committee meetings.

Indebtedness and Other Transactions

      Some of the Company's directors, executive officers, and members of their immediate families, and corporations, partnerships and other entities of which such persons are officers, directors, partners, trustees, executors or beneficiaries, are customers of the Bank. All loans and commitments to lend included in such transactions were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. It is the policy of the Bank to provide loans to officers who are not executive officers and to employees at more favorable rates than those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

      The law firm of Cumming, Hatchett and Jordan, P.C. serves as legal counsel to the Bank. Mr. Eugene M. Jordan is a member of the firm. During 1998, the firm received from the Bank a retainer and fees totaling $76,223. Morgan Marrow Company of which John B. Morgan, II is President, provided insurance for which the Bank paid $268,610 during 1998. The 1998 amount paid includes $218,042 in three year prepaid premiums for coverage through May 2001. Hampton Stationery, of which John Cabot Ishon is the owner provided office furniture and supplies for which the bank paid $104,216. Geddy, Harris & Geddy, of which Stephen D.
Harris is a partner, and Warwick Plumbing & Heating Corp. of which G. Royden Goodson, III is President provided products and services to the Bank during 1998.

                     EXECUTIVE COMPENSATION

Cash Compensation

      The following table presents a three-year summary of all compensation paid or accrued by the Company and the Bank to the Company's Chief Executive Officer and each executive officer whose salary and bonus for 1998 exceeded $100,000.

                   SUMMARY COMPENSATION TABLE

                       Annual Compensation

Name
and
Principal                                            All Other
Position                 Year     Salary(1) Bonus(2) Compensation(3)(4)
                         ----     --------  -------  -----------------
Robert F. Shuford        1998     $151,200  $34,560    $17,765
Chairman, President      1997     $148,500  $26,000    $16,092
& CEO                    1996     $147,900  $10,000    $10,857

Name
and
Principal                                            All Other
Position                 Year     Salary(1) Bonus(2) Compensation(3)(4)
                         ----     --------  -------  -----------------
W. Rodney Rosser         1998     $ 93,267  $21,600    $10,099
EVP & Trust Officer      1997     $ 86,100  $14,400    $ 8,499
& Secretary              1996     $ 85,500  $ 8,000    $ 6,136

Louis G. Morris          1998     $ 90,247  $21,600    $ 9,051
EVP/CFO                  1997     $ 83,000  $14,400    $ 7,636
                         1996     $ 83,000  $ 8,000    $ 5,262

Cary B. Epes             1998     $ 89,167  $21,600    $ 9,440
EVP/CCO                  1997     $ 82,000  $14,400    $ 7,708
                         1996     $ 82,000  $ 7,500    $ 5,359

Margaret P. Causby       1998     $ 88,167  $21,600    $ 9,035
EVP                      1997     $ 78,483  $14,400    $ 7,372
                         1996     $ 73,387  $ 8,000    $ 4,756


(1)  Salary  includes directors' fees as follows:  Mr. Shuford  -
     1998, $4,200, 1997,  $4,500, and 1996, $3,900.

(2) Bonus consideration for Mr. Shuford is paid in January of each year following the year in which earned so that year end results could be evaluated by the Compensation Committee. Bonus consideration for Mr. Rosser, Mr. Morris, Mr. Epes and Mrs. Causby is paid in the year in which earned.

(3)  Mr. Shuford has received other compensation as follows:

                               1998     1997    1996
                              ------   ------   ------
     Deferred Profit Sharing $ 5,090  $ 4,342  $ 4,395
     Cash Profit Sharing       4,811    4,088        0
     401(k) Matching Plan      4,410    4,320    4,320
     Group Term Insurance      3,454    3,342    2,142
                              ------   ------   ------
     Total                   $17,765  $16,092  $10,857

(4)  Mr. Rosser has received other compensation as follows:

                               1998     1997     1996
                              ------   ------   ------
     Deferred Profit Sharing $ 3,156  $ 2,532  $ 2,564
     Cash Profit Sharing       2,984    2,385        0
     401(k) Matching Plan      2,735    2,520    2,510
     Group Term Insurance      1,224    1,062    1,062
                              ------   ------   ------
     Total                   $10,099  $ 8,499  $ 6,136

     Mr. Morris has received other compensation as follows:

                               1998     1997     1996
                              ------   ------   ------
     Deferred Profit Sharing $ 3,122  $ 2,551  $ 2,533
     Cash Profit Sharing       2,951    2,356        0
     401(k) Matching Plan      2,705    2,490    2,490
     Group Term Insurance        273      239      239
                              ------   ------   ------
     Total                   $ 9,051  $ 7,636  $ 5,262

     Mr. Epes has received other compensation as follows:

                               1998     1997     1996
                              ------   ------   ------
     Deferred Profit Sharing $ 3,087  $ 2,520  $ 2,502
     Cash Profit Sharing       2,918    2,328        0
     401(k) Matching Plan      2,675    2,460    2,460
     Group Term Insurance        760      400      397
                              ------   ------   ------
     Total                   $ 9,440  $ 7,708  $ 5,359

     Mrs. Causby has received other compensation as follows:

                               1998     1997     1996
                              ------   ------   ------
     Deferred Profit Sharing $ 3,053  $ 2,408  $ 2,228
     Cash Profit Sharing       2,885    2,224        0
     401(k) Matching Plan      2,645    2,350    2,190
     Group Term Insurance        452      390      338
                              ------   ------   ------
     Total                   $ 9,035  $ 7,372  $ 4,756

           OPTION EXERCISES AND YEAR-END VALUE TABLE


The  following  table  shows all grants of options  to  Executive
Officers in 1998.


               OPTIONS GRANTED IN LAST FISCAL YEAR

                                               Hypothetical
                                               Value at Assumed
                                               Annual Rates for Stock
              Individual Grants                Price Appreciation
                                               For Option Term(3)


 (a)            (b)             (c)          (d)         (e)         (f)         (g)
----------------------------------------------------------------------------------------
                Number of     % of Total
                Securities    Options       Exercise
                Underlying    Granted to    Price Per   Expiration
Name            Options(1)    Employees(2)  Share       Date
                                                                        5%         10%
Robert F. Shuford   7,500     11.7%         $ 41.86     6/30/08     $ 197,441   $ 500,355

W. Rodney Rosser    5,000      7.8%           41.86     6/30/08       131,628     333,570

Louis G. Morris     5,000      7.8%           41.86     6/30/08       131,628     333,570

Cary B. Epes        5,000      7.8%           41.86     6/30/08       131,628     333,570

Margaret P. Causby  5,000      7.8%           41.86     6/30/08       131,628     333,570

(1)   All  grants were made under the Company's 1998 Stock Option
  Plan.  Options were granted July 1, 1998 and become exercisable
  July 1, 1999.

(2) Exercise price is average of the high and low trading prices of Old Point Financial Corporation common stock on the five trading days immediately preceding the date of the grant.

(3) To realize the potential values of an assumed 5% and 10% annual stock price appreciation rate, the price per share of the
  common   stock  would  be  approximately  $68.19  and  $108.57,
  respectively, at the end of the ten year term for options granted on July 1, 1998.


              Aggregated Option Exercises in Last
         Fiscal Year and December 31, 1998 Option Value

                                                                        Value of
                                                      Number of         Unexercised
                                                      Unexercised       In-the-Money
                                                      Options at        Options at
                                                      12/31/98(#)       12/31/98($)



                  Shares Acquired    Value               Exercisable/      Exercisable/
Name              on Exercise (#)    Realized($)(1)      Unexercisable     Unexercisable(1)
                  ---------------    -------------       -------------     ----------------
Robert F.Shuford        0                   $0            21,794/7,500     $353,428/$0

W. Rodney Rosser      800              $19,100             6,070/5,000     $91,525/$0

Louis G. Morris       700              $14,116             6,050/5,000     $91,328/$0

Cary B. Epes            0                   $0             6,230/5,000     $94,913/$0

Margaret P. Causby      0                   $0             6,330/5,000     $95,318/$0

(1) Market value of underlying securities at exercise or year-end, minus the exercise or base price.

Employee Benefit Plans

      Pension Plan. The Company has a noncontributory defined benefit pension plan which covers substantially all full-time employees who have completed one year of service. A participant's monthly retirement benefit (if he or she has 25 years of Credited Service at his Normal Retirement Date) is 20% of his final average pay plus 15% of final average pay in excess of the participant's Social Security Covered Pay. The Social Security Covered Pay is the average pay of the calendar year prior to the year the participant attains his Social Security Retirement Age. If the participant has less than 25 years of service at his Normal Retirement Date, the participant's monthly retirement benefit will be actuarially reduced by 1/25 for each year of credited service less than 25 years. Cash benefits under the plan generally commence on retirement, death or other termination of employment and are payable in various forms at the election of the participant.

      Thrift Plan. The Company has a contributory 401(k) profit-sharing and thrift plan. Employees are eligible to participate if they complete 1,000 hours of service for a plan year and are at least 21 years old. Participants may elect to defer between 1% to 15% of their base compensation as defined in the plan, which will be contributed to the plan. The Bank will contribute 50 cents for each dollar deferred by an employee on the first 6% of the employee's compensation. Participants may also elect to make additional deferrals subject to certain limitations, which are not matched by the Bank.

      Distributions to participants are made at death, retirement or other termination of employment in a lump sum payment, unless a participant or his beneficiary elects to receive payments in installments. The plan permits certain in-service withdrawals.

      All employee contributions are fully vested and the Bank's contributions become fully vested when a participant reaches age 65, becomes totally and permanently disabled or dies. If a participant leaves the Bank before the occurrence of one of these events, the Bank's contributions will become 10% vested per year for the first four years of service and 20% vested per year for the next three years of service, becoming 100% vested after seven years of service.

      Employee Stock Purchase Plan. The Company has one employee stock purchase plan - the 1996 Employee Stock Purchase Plan (the "1996 Plan"). The 1996 Plan provides eligible employees with a simple and convenient method of investing in Company stock at a 5% discount. The 1996 Plan provides the Company with additional capital funds, and its aim is to increase employee interest and productivity through ownership of Company common stock. Regular employees may voluntarily participate in the 1996 Plan. They may elect to contribute from 2% to 15% of their base pay to the 1996 Plan by payroll deduction for the purchase of Company common stock. The 1996 Plan's fiscal year is the twelve month period beginning July 1st and ending the next June 30th. The term of the 1996 Plan is for five consecutive fiscal years ending on June 30th from its inception date of July 1st, 1996.

      In effect, the 1996 Plan grants eligible employees, who voluntarily participate, an option to purchase Company common stock at an exercise price equal to 95% of the lesser of (1) the Fair Market Value of the common stock on the 1st day of the Plan year (July 1st), or (2) the Fair Market Value of the common stock on the last day of the Plan year (June 30th).

      The 1996 Plan was designed to qualify as an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code, as amended (the "Code"). Under the Code, participants normally do not realize any income at the date of grant, or the date of exercise and purchase of shares under the 1996 Plan. Recognition of income is normally postponed until disposition of the shares.

     Stock Option Plans. The Company has two stock option plans - the 1989 Stock Option Plan and the 1998 Stock Option Plan ("the
Plans"). The Plans provide for the award of nonqualified stock options and incentive stock options to employees and directors of the Company and the Bank selected by the Board of Directors to participate in the Plans. The Board of Directors makes awards under the Plans and establishes the terms and conditions of each award in the option agreement entered into with each optionee. The price of shares of stock to be issued upon the exercise of options will be at least 100% of the fair market value on the date of award. Options may not be granted more than ten years after the adoption of the Plans by the Board and are exercisable only during the term specified in the option agreement, which in the case of incentive stock options shall not exceed ten years. The options are not transferable other than by will or the laws of descent and distribution.

      While options covering all of the 84,534 shares under the 1989 Plan have been granted, options covering 64,500 shares have been granted under the 1998 Plan under which 125,000 shares of Company common stock have been reserved. The 1989 Plan did not permit grants of option to non-employees, whereas, the 1998 Plan permits grants of options to non-employee directors.

      Other Benefit Plans. Life, medical, dental, and disability insurance is provided to all officers and employees of the Company and Bank.

Report on Executive Compensation

      Compensation for executive officers is administered by the Compensation Committee (the "Committee"). The Committee is comprised of four non-employee directors, Messrs. Goodson (Chairman), Clark, Evans, and Morgan. It met five times in 1998. All decisions of the Committee are recommended to the entire Board of Directors, which makes the final decision.

       In an environment characterized by change, regulatory oversight and increased competition, total executive compensation is designed to attract and retain qualified personnel by providing competitive levels of compensation as compared to similarly sized financial institutions. Executive compensation consists of the several elements specified in the Summary Compensation Table under "Executive Compensation;" namely, base salary and annual and long-term incentive compensation.

      In making its recommendation to the Board, the Committee obtains from market and economic research companies information pertaining to salary levels at other comparable financial institutions. Annual compensation is determined by evaluating several factors. The primary factor considered in evaluating the level of executive compensation is the progress the Company made during the year in achieving performance goals. The performance goals evaluated include, but are not limited to, return on average assets, return on average equity, net income, asset quality, and deposit and loan growth. Secondary factors considered by the Committee include comparing the Company's performance with other local institutions and comparable executive compensation packages. Lastly, the Committee gives some consideration to the expected future contributions of the executive, general economic conditions, the executive's length of service and standing within the local banking communities, and other factors. Bonuses are awarded based on evaluation of the foregoing factors relating to the Company's financial performance. Decisions regarding compensation, however, are mostly subjective in nature, and no specific formulas are used to calculate an executive's compensation.

      The asset growth, loan growth and earnings increase resulted in an overall positive financial performance of the Company and the Bank in fiscal year 1998.

      The committee recommended to the Board a bonus be granted to Mr. Shuford in the amount of $34,560, Mr. Rosser, $21,600, Mr. Morris, $21,600, Mr. Epes, $21,600 and to Mrs. Causby, $21,600.


      The foregoing report was furnished to the Committee, and approved by the directors of the Company.
                G.  Royden Goodson, III, Chairman
                     Dr.  Richard F.  Clark
                     Russell S.  Evans, Jr.
                       John B.  Morgan, II

                  FIVE YEAR STOCK PERFORMANCE

      Management provides below a line graph which compares the Company's shareholder return with the return of the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ") Composite Index, a market-weighted average of all over-the-counter stocks traded on NASDAQ, and with the NASDAQ Bank Index, an index of non-holding company banking institutions traded on NASDAQ. Management believes this is a reasonable comparison of shareholder return performance. This performance graph was created by comparing the percentage change in stock prices for the Company and both indices on a year to year basis, factoring in dividend payments, and looking only at the closing price of the stock as of December 31 of each year surveyed. This graph may be affected by unusually high or low prices at December 31, 1993 or by temporary swings in stock price at December 31 of any given year. Accordingly, this is not necessarily the best measure of the Company's performance.


                      1993    1994    1995    1996    1997   1998

OPFC                  100     107     110     124     128    208
NASDAQ BANK INDEX     100     101     146     185     302    267
NASDAQ COMPOSITE      100      97     135     166     202    268

      The index reflects the total return on the stock that is shown, including price appreciation, all stock splits and stock dividends, and reinvestment of cash dividends at time of payment, relative to the value of the stock at the beginning of the time period. Thus a move from 100 to 150 on the index scale indicates a 50% increase in the value of the investment. The NASDAQ Bank Index contains all non-holding company banking institutions traded on the NASDAQ exchange. In addition to traditional banks this includes thrifts but does not include other non-regulated finance companies. The NASDAQ Composite is a market value-weighted average of all over-the-counter stocks quoted on their listing service.

                           PROPOSAL 2
            RATIFICATION OF SELECTION OF ACCOUNTANTS

      On the recommendation of the Audit Committee, the Board of Directors has appointed Eggleston Smith P.C., certified public accountants, as the Company's and Bank's independent auditors for 1999, subject to ratification by stockholders at the Annual Meeting. Eggleston Smith P.C. rendered audit services to the Company and Bank during 1998. These services consisted primarily of the examination and audit of the company's financial statements, tax reporting assistance, and other audit and accounting matters.

      Representatives of Eggleston Smith P.C. are expected to be present at the Annual Meeting and are expected to be available to respond to your questions.

     The Board of Directors recommends that the stockholders vote
FOR ratification of Eggleston Smith P.C., as the Company's independent auditors for 1999.

                2000 ANNUAL MEETING OF STOCKHOLDERS

      In accordance with the By-Laws of the Company as currently in effect, the 2000 Annual Meeting of Stockholders will be held on April 25, 2000.

       The Board of Directors need not include an otherwise appropriate shareholder proposal in its proxy statement or form of proxy for that meeting unless the proposal is received by the Holding Company at its main office on or before December 1, 1999.


              ANNUAL FINANCIAL DISCLOSURE STATEMENT

       A copy of the Company's Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 1998, will be furnished without charge to shareholders upon written request directed to:

                        Louis G.  Morris
                    Executive Vice President
             The Old Point National Bank of Phoebus
                      1 West Mellen Street
                     Hampton, Virginia 23663
                         (757) 728-1297


                         OTHER MATTERS

      Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy shall be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

                 OLD POINT FINANCIAL CORPORATION
              P.O. BOX 3392 HAMPTON, VIRGINIA 23663


                         PROXY CARD FOR
                 ANNUAL MEETING OF SHAREHOLDERS
                         APRIL 22, 1999


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Richard S. von Schilling and Frank A. Kearney as Proxies, each with full power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of voting common stock, $5.00 par value, of Old Point Financial Corporation held of record by the undersigned on March 16, 1999 at the Annual Meeting of Shareholders, to be held on April 27, 1999, and any and all adjournments thereof.

     This proxy, will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted
FOR Items 1 and 2.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED
POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

       Please sign exactly as your name appears hereon.
       When shares are held by joint tenants, both should sign. When signing in a representative capacity, please provide full title.

HAS YOUR ADDRESS CHANGED?  DO YOU HAVE ANY COMMENTS
-----------------------------------------------
-----------------------------------------------


X PLEASE MARK VOTES AS IN THIS EXAMPLE

OLD POINT FINANCIAL CORPORATION

Mark box at right if you plan to attend the Annual Meeting.

Mark box at right if an address change or comment has been Noted on the reverse side of this card.

RECORD DATE SHARES:

Please be sure to sign and date this proxy.
Date_______
__________________               ________________
Shareholder sign here                Co-owner sign here

DETACH CARD                                                            For
                                                  For All       With-  All
                                                  Nominee's     hold   Except

1. Election of Directors                          ____          ____   ____
   Richard F. Clark, Gertrude S. Dixon,
   Russell S. Evans,Jr., G. Royden Goodson, III,
   Arthur D.Greene, Stephen D. Harris,
   John Cabot Ishon, Eugene M. Jordan,
   John B. Morgan, II, H. Robert Schappert,
   Robert F. Shuford

(Instructions: To withhold authority to vote for any nominee, mark the "For All Except" box and strike a line through the nominee's name in the list above.)

                                                      For    Against   Abstain

2. Ratification of the appointment of
Eggleston Smith, P.C., Certified Public Accountants,  ____   ____      ____
as independent auditors for 1999.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment(s) thereof.